Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Reports First Fiscal Quarter Results

PAOLI, PA., January 31, 2018 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Federal Savings Bank (“Malvern” or the “Bank”), today reported operating results for the first fiscal quarter ended December 31, 2017. Net income amounted to $403,000 or $0.06 per fully diluted common share, for the quarter ended December 31, 2017, a decrease of $570,000, or 58.6 percent, as compared with net income of $973,000, or $0.15 per fully diluted common share, for the quarter ended December 31, 2016.

Malvern’s financial results for the first fiscal quarter ended December 31, 2017 included one time charges to provision for income tax expense, to reduce the carrying value of deferred tax assets by $2.2 million or $0.34 per fully diluted common share. This was required as a result of the reduction in corporate income tax rates to 21 percent in the Tax Cuts and Jobs Act (“the Tax Act”) enacted on December 22, 2017. Generally accepted accounting principles (“GAAP”) requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. Also during the current quarter, Malvern realized a gain on sale of real estate of approximately $900,000 (after-tax effect), or $0.14 per fully diluted common share.

“Our top line revenue remained constant despite the extraordinary paydowns we experienced in our loan portfolio during the period. Other aspects of operations were also positive and we feel we are well positioned to advance in 2018. Our continued focus on client service has not changed course and it’s a key factor in our continuing to gather customer relationships, fueling the business model focus and our resulting performance. While the first fiscal quarter results were negatively impacted by the Tax Act, we look forward to the benefit of the lower effective corporate tax rate in the future” commented Anthony C. Weagley, President and Chief Executive Officer.

Joseph Gangemi, Chief Financial Officer of Malvern Bancorp, Inc., added, “Malvern continues to build its liquidity pool to fuel future loan growth and the large cash balances did have a dampening effect on margins at a time when we had an unexpected decline in asset levels. We see this trend reversing itself in future quarters.”

Highlights for the quarter include:

●	Return on average assets (“ROAA”) was 0.15 percent for the three months ended December 31, 2017, compared to 0.47 percent for the three months ended December 31, 2016, and return on average equity (“ROAE”) was 1.55 percent for the three months ended December 31, 2017, compared with 4.03 percent for the three months ended December 31, 2016.

●	The Company originated $36.7 million in new loans in the first quarter of fiscal 2018, which was offset by $64.3 million in participations, payoffs, prepayments and maturities from its portfolio, resulting in a net portfolio decrease of $27.6 million over the fourth quarter of fiscal 2017. Paydown and Payoff activity was extraordinary and management does not see this as a continuing trend moving into the second fiscal quarter. New loan originations in the first quarter of fiscal 2018 consisted of $7.7 million in residential mortgage loans, $18.8 million in commercial loans, $7.9 million in construction and development loans and $2.3 million in consumer loans.

●	Non-performing assets (“NPAs”) were 0.24 percent of total assets at December 31, 2017, compared to 0.22 percent at December 31, 2016 and 0.12 percent at September 30, 2017. The allowance for loan losses as a percentage of total non-performing loans was 326.1 percent at December 31, 2017, compared to 316.1 percent at December 31, 2016 and 694.1 percent at September 30, 2017.

●	The Company’s ratio of shareholders’ equity to total assets was 9.76 percent at December 31, 2017, compared to 11.05 percent at December 31, 2016, and 9.80 percent at September 30, 2017.

●	Book value per common share amounted to $15.70 at December 31, 2017, compared to $14.80 at December 31, 2016 and $15.60 at September 30, 2017.

●	The efficiency ratio, a non-GAAP measure, was 63.6 percent for the first quarter of fiscal 2018 on an annualized basis, compared to 61.6 percent in the first quarter of fiscal 2017 and 55.4 percent in the fourth quarter of fiscal 2017.

●	The Company’s balance sheet reflected total asset growth of $11.8 million at December 31, 2017, compared to September 30, 2017, coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

●	The Company revised its estimated annual effective rate to reflect a change in the federal statutory rate from 35% to 21%, resulting from legislation that was enacted on December 22, 2017. The rate change is administratively effective at the beginning of our calendar year, using a blended rate for the annual period. As a result, the blended statutory tax rate for the year is 24.5%.

Selected Financial Ratios (unaudited; annualized where applicable)
As of or for the quarter ended :	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Return on average assets	0.15%	0.77%	0.70%	0.51%	0.47%
Return on average equity	1.55%	7.70%	6.90%	4.77%	4.03%
Net interest margin (tax equivalent basis) (1)	2.47%	2.76%	2.72%	2.75%	2.64%
Loans / deposits ratio	102.19%	106.55%	106.30%	107.80%	102.29%
Shareholders’ equity / total assets	9.76%	9.80%	9.93%	10.25%	11.05%
Efficiency ratio (1)	63.6%	55.4%	57.0%	57.4%	61.6%
Book value per common share	$15.70	$15.60	$15.28	$15.00	$14.80

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

Net interest income on a fully tax-equivalent basis was $6.4 million for the three months ended December 31, 2017, increasing $1.1 million, or 20.8 percent, from $5.3 million for the comparable three-month period in fiscal 2017. The change for the three months ended December 31, 2017 primarily was the result of an increase in the average balance of interest earning assets, which increased $234.2 million. For the quarter ended December 31, 2017, the Company’s net interest margin on a tax-equivalent basis decreased to 2.47 percent as compared to 2.64 percent for the same three-month period in fiscal 2017.

For the three months ended December 31, 2017, total interest income on a fully tax-equivalent basis increased $2.4 million, or 33.0 percent, to $9.5 million, compared to the three months ended December 31, 2016. Interest income rose in the quarter ended December 31, 2017, compared to the comparable period in fiscal 2017, primarily due to a $210.6 million increase in the average balance of our loans. Total interest expense increased by $1.3 million, or 67.7 percent, to $3.1 million, for the three months ended December 31, 2017, compared to the same period in fiscal 2017 due to the increase of $213.3 million in average funding sources.

The 67.7 percent increase in interest expense for the first quarter of fiscal 2018 as compared to the first quarter of fiscal 2017 was primarily due to an increase in deposits, as well as the interest expense associated with the Company’s subordinated debt. The average cost of funds was 1.37 percent for the quarter ended December 31, 2017 compared to 1.07 percent for the same three-month period in fiscal 2017 and, on a linked sequential quarter basis, increased five basis points compared to the fourth quarter of fiscal 2017. The increase in cost was primarily related to the increase in average volume, coupled with the increased expense related to the issuance of subordinated debt.

Earnings Summary for the Period Ended December 31, 2017

The following table presents condensed consolidated statements of income data for the periods indicated.

(dollars in thousands, except per share data)
For the quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Net interest income	$6,382	$6,707	$6,399	$5,991	$5,239
Provision for loan losses	—	489	645	997	660
Net interest income after provision for loan losses	6,382	6,218	5,754	4,994	4,579
Other income	1,711	532	814	542	453
Other expense	4,471	3,813	3,986	3,778	3,570
Income before income tax expense	3,622	2,937	2,582	1,758	1,462
Income tax expense	3,219	982	863	588	489
Net income	$403	$1,955	$1,719	$1,170	$973
Earnings per common share
Basic	$0.06	$0.30	$0.27	$0.18	$0.15
Diluted	$0.06	$0.30	$0.27	$0.18	$0.15
Weighted average common shares outstanding:
Basic	6,445,264	6,441,731	6,443,515	6,427,309	6,418,583
Diluted	6,450,513	6,445,151	6,445,288	6,427,932	6,419,012

Other Income

Other income increased $1.3 million, or 277.7 percent, for the first quarter of fiscal 2018 compared with the same period in fiscal 2017. The increase in other income was primarily a result of a $1.2 million net gain on the sale of real-estate. Other increases included an increase of $48,000 in service charges and other fees, net gains on sale of loans of $22,000 and rental income of $11,000, offset by a decrease of $9,000 in earnings on bank-owned insurance.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Service charges on deposit accounts	$271	$262	$233	$274	$223
Rental income – other	66	66	51	55	55
Net gains on sales of investments, net	—	31	374	58	—
Gain on sale of real estate, net	1,186	—	—	—	—
Gain on sale of loans, net	67	48	31	30	45
Bank-owned life insurance	121	125	125	125	130
Total other income	$1,711	$532	$814	$542	$453

Other Expense

Total other expense for the three months ended December 31, 2017, increased $901,000, or 25.2 percent, when compared to the quarter ended December 31, 2016. The increase primarily reflected increases in salaries and employee benefits of $278,000, a $68,000 increase in occupancy expense, a $72,000 increase in the federal deposit insurance premium, a $3,000 increase in advertising expense, a $387,000 increase in professional fees, and a $117,000 increase in other operating expense. The increase was offset by a $24,000 decrease in data processing expense. The increase in salaries and employee benefits primarily reflects higher compensation and related costs due to added staff to support overall franchise growth. The increase in occupancy expense was mainly due to expanded locations. Professional fees increased for the period as a result of expense related to the increased legal and accounting fees.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Salaries and employee benefits	$1,990	$1,725	$1,873	$1,804	$1,712
Occupancy expense	562	543	533	514	494
Federal deposit insurance premium	76	71	78	91	4
Advertising	54	25	67	73	51
Data processing	278	285	308	301	302
Professional fees	788	473	621	399	401
Other operating expenses	723	691	506	596	606
Total other expense	$4,471	$3,813	$3,986	$3,778	$3,570

Statement of Condition Highlights at December 31, 2017

Highlights as of December 31, 2017, included:

●	Balance sheet strength, with total assets amounting to $1.1 billion at December 31, 2017, increased $11.8 million, or 1.1 percent, compared to September 30, 2017.

●	The Company’s gross loans were $814.6 million at December 31, 2017, decreasing $27.6 million, or 3.3 percent, from September 30, 2017.

●	Total investments were $78.4 million at December 31, 2017, an increase of $28.9 million, or 58.4 percent, compared to September 30, 2017.

●	Deposits totaled $797.1 million at December 31, 2017, an increase of $6.7 million, or 0.8 percent, compared to September 30, 2017.

●	Federal Home Loan Bank (FHLB) advances totaled $118.0 million at December 31, 2017 and at September 30, 2017.

●	Subordinated debt totaled $24.3 million both at December 31, 2017 and at September 30, 2017.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

(in thousands)
At quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Cash and due from depository institutions	$1,636	$1,615	$1,622	$1,716	$1,598
Interest bearing deposits in depository institutions	127,006	115,521	111,805	64,036	61,683
Investment securities, available for sale, at fair value	44,503	14,587	16,811	61,672	65,108
Investment securities held to maturity	33,893	34,915	36,027	37,060	38,160
Restricted stock, at cost	5,930	5,559	5,458	5,397	5,416
Loans receivable, net of allowance for loan losses	806,764	834,331	800,337	752,708	668,427
Accrued interest receivable	3,344	3,139	2,837	3,177	2,899
Property and equipment, net	7,374	7,507	7,182	6,896	6,769
Deferred income taxes	4,469	6,671	7,912	7,881	8,449
Bank-owned life insurance	19,045	18,923	18,798	18,673	18,548
Other assets	3,872	3,244	2,119	2,599	1,945
Total assets	$1,057,836	$1,046,012	$1,010,908	$961,815	$879,002
Deposits	$797,099	$790,396	$759,679	$704,272	$658,623
FHLB advances	118,000	118,000	118,000	118,000	118,000
Other short-term borrowings	5,000	5,000	—	10,000	—
Subordinated debt	24,342	24,303	24,263	25,000	—
Other liabilities	10,199	5,793	8,533	5,949	5,275
Shareholders’ equity	103,196	102,520	100,433	98,594	97,104
Total liabilities and shareholders’ equity	$1,057,836	$1,046,012	$1,010,908	$961,815	$879,002

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands)
At quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Demand:
Non-interest bearing	$45,756	$42,121	$50,097	$45,303	$35,184
Interest-bearing	161,278	155,579	105,439	102,525	101,759
Savings	41,631	44,526	43,709	43,913	42,699
Money market	293,674	276,404	274,018	251,671	217,260
Time	254,760	271,766	286,416	260,860	261,721
Total deposits	$797,099	$790,396	$759,679	$704,272	$658,623

Loans

Total net loans amounted to $806.8 million at December 31, 2017 compared to $834.3 million at September 30, 2017, for a net decrease of $27.6 million or 3.3 percent for the period. The allowance for loan losses amounted to $8.4 million and $8.4 million at December 31, 2017 and September 30, 2017, respectively. Average loans during the first quarter of fiscal 2018 totaled $822.9 million as compared to $612.4 million during the first quarter of fiscal 2017, representing a 34.4 percent increase.

At the end of the first quarter of fiscal 2018 the loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial real estate accounting for 52.5 percent and single-family residential real estate loans accounting for 22.9 percent of the loan portfolio. Construction and development loans amounted to 6.5 percent and consumer loans represented 5.0 percent of the loan portfolio at such date. Total gross loans decreased $27.6 million, to $814.6 million at December 31, 2017 compared to $842.1 million at September 30, 2017. The decrease in the loan portfolio at December 31, 2017 compared to September 30, 2017, primarily reflected a decrease of $20.1 million in commercial loans, a $773,000 decrease in construction and development loans, a $5.7 million decrease in residential mortgage loans and a $1.0 million reduction in consumer loans at December 31, 2017 as compared to September 30, 2017.

For the quarter ended December 31, 2017 the Company originated new loan volume of $36.7 million, which was offset by loan payoffs of $45.3 million and prepayments and maturities totaling $19.0 million.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Residential mortgage	$186,831	$192,500	$190,788	$192,775	$205,668
Construction and Development:
Residential and commercial	34,627	35,622	36,530	46,721	28,296
Land	18,599	18,377	18,325	14,322	10,117
Total construction and development	53,226	53,999	54,855	61,043	38,413
Commercial:
Commercial real estate	427,610	437,760	424,732	383,170	307,821
Farmland	1,711	1,723	1,734	—	—
Multi-family	32,716	39,768	21,547	12,838	19,805
Other	71,933	74,837	71,248	63,551	53,587
Total commercial	533,970	554,088	519,261	459,559	381,213
Consumer:
Home equity lines of credit	16,811	16,509	17,602	19,214	19,729
Second mortgages	21,304	22,480	23,658	25,103	26,971
Other	2,435	2,570	1,403	1,512	1,697
Total consumer	40,550	41,559	42,663	45,829	48,397
Total loans	814,577	842,146	807,567	759,206	673,691
Deferred loan costs, net	624	590	687	683	913
Allowance for loan losses	(8,437)	(8,405)	(7,917)	(7,181)	(6,177)
Loans Receivable, net	$806,764	$834,331	$800,337	$752,708	$668,427

At December 31, 2017, the Company had $121.1 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. The Company’s current “Approved, Accepted but Unfunded” pipeline, includes approximately $8.5 million in construction and $56.5 million in commercial real estate loans, $16.7 million in commercial term loans and lines of credit and $6.4 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Mr. Weagley noted that “Despite the increase in total non-performing loans for the current period, which are a result of legacy issues within the portfolio, we believe we can work out the current increase expeditiously. We are well positioned from an asset quality perspective with continued improving trends and a low ratio of non-performing assets to total assets of 0.24 percent.”

Non-accrual loans were $2.2 million at December 31, 2017 an increase of $1.2 million or 116.0 percent, as compared to $1.0 million at September 30, 2017 and $1.8 million at December 31, 2016. Other real estate owned (“OREO”) remained at zero at December 31, 2017, September 30, 2017 and December 31, 2016. Total performing troubled debt restructured loans were $2.2 million at December 31, 2017, $2.2 million at September 30, 2017 and $1.4 million at December 31, 2016. The significant component of the increase in non-performing loans at December 31, 2017 compared to September 30, 2017 was primarily due to one legacy commercial loan with an aggregate outstanding balance of approximately $796,000 moving to non-accrual. No material loss to the corporation is anticipated, although no assurance can be made with respect to the outcome at this time.

At December 31, 2017, non-performing assets totaled $2.6 million, or 0.24 percent of total assets, as compared with $1.2 million, or 0.12 percent, at September 30, 2017 and $2.0 million, or 0.22 percent, at December 31, 2016. The portfolio of non-accrual loans at December 31, 2017 was comprised of twelve residential real estate loans with an aggregate outstanding balance of approximately $1.0 million, one commercial real estate loan with an outstanding balance of $796,000 and ten consumer loans with an aggregate outstanding balance of approximately $398,000.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Non-accrual loans(1)	$2,242	$1,038	$1,556	$1,566	$1,833
Loans 90 days or more past due and still accruing	345	173	321	122	121
Total non-performing loans	2,587	1,211	1,877	1,688	1,954
Other real estate owned	—	—	—	—	—
Total non-performing assets	$2,587	$1,211	$1,877	$1,688	$1,954
Performing troubled debt restructured loans	$2,222	$2,238	$1,603	$1,623	$1,418

Non-performing assets / total assets	0.24%	0.12%	0.19%	0.18%	0.22%
Non-performing loans / total loans	0.32%	0.14%	0.23%	0.22%	0.29%
Net charge-offs (recoveries)	$(32)	$1	$(91)	$(7)	$(83)
Net charge-offs (recoveries) / average loans(2)	(0.02)%	0.00%	(0.05)%	0.00%	(0.04)%
Allowance for loan losses / total loans	1.04%	1.00%	0.98%	0.95%	0.92%
Allowance for loan losses / non-performing loans	326.1%	694.1%	421.8%	425.4%	316.1%

Total assets	$1,057,836	$1,046,012	$1,010,908	$961,815	$879,002
Total gross loans	814,577	842,146	807,567	759,206	673,691
Average loans	822,941	831,578	792,139	717,376	612,388
Allowance for loan losses	8,437	8,405	7,917	7,181	6,177

(1)	15 loans totaling approximately $817,000 or 36.4% of the total non-accrual loan balance, were making payments at December 31, 2017.

(2)	Annualized.

The allowance for loan losses at December 31, 2017 amounted to approximately $8.4 million, or 1.04 percent of total loans, compared to $8.4 million, or 1.00 percent of total loans, at September 30, 2017 and $6.2 million, or 0.92 percent of total loans, at December 31, 2016. The Company had zero provision for loan losses during the quarter ended December 31, 2017 compared to $660,000 for the quarter ended December 31, 2016.

Capital

At December 31, 2017, our total shareholders’ equity amounted to $103.2 million, or 9.76 percent of total assets, compared to $102.5 million at September 30, 2017. The Company’s book value per common share was $15.70 at December 31, 2017, compared to $15.60 at September 30, 2017.

At December 31, 2017, our total shareholders’ equity amounted to $103.2 million, or 9.76 percent of total assets, compared to $102.5 million at September 30, 2017. The Company’s book value per common share was $15.70 at December 31, 2017, compared to $15.60 at September 30, 2017.

At December 31, 2017, the Bank’s common equity tier 1 ratio was 15.46 percent, tier 1 leverage ratio was 11.57 percent, tier 1 risk-based capital ratio was 15.46 percent and the total risk-based capital ratio was 16.53 percent. At September 30, 2017, the Bank’s common equity tier 1 ratio was 14.75 percent, tier 1 leverage ratio was 12.02 percent, tier 1 risk-based capital ratio was 14.75 percent and the total risk-based capital ratio was 15.78 percent. At December 31, 2017, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Other income	$1,711	$532	$814	$542	$453
Less: Net investment securities gains and gains on sale of real estate	1,186	31	374	58	—
Other income, excluding net investment securities gains and gains on sale of real estate	$525	$501	$440	$484	$453

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Other expense	$4,471	$3,813	$3,986	$3,778	$3,570
Less: non-core items(1)	72	29	72	29	29
Other expense, excluding non-core items	$4,399	$3,784	$3,914	$3,749	$3,541
Net interest income (tax equivalent basis)	$6,393	$6,729	$6,433	$6,043	$5,292
Other income, excluding net investment securities gains and gains on sale of real estate	525	501	440	484	453
Total	$6,918	$7,230	$6,873	$6,527	$5,745

Efficiency ratio	63.6%	52.3%	57.0%	57.4%	61.6%

(1) Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, and external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Efficiency ratio on a GAAP basis	55.2%	52.7%	55.3%	57.8%	62.7%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective rate to reflect a change in the federal statutory rate from 35% to 21%, resulting from legislation that was enacted on December 22, 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 24.5% for the current period and 34% for each of the prior periods presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Net interest income (GAAP)	$6,382	$6,707	$6,399	$5,991	$5,239
Tax-equivalent adjustment(1)	11	22	34	52	53
TE net interest income	$6,393	$6,729	$6,433	$6,043	$5,292

Net interest income margin (GAAP)	2.46%	2.75%	2.71%	2.72%	2.61%
Tax-equivalent effect	0.01	0.00	0.01	0.03	0.03
Net interest margin (TE)	2.47%	2.75%	2.72%	2.75%	2.64%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

(in thousands)
For the quarter ended:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Investment securities	$59,453	$50,899	$82,832	$102,090	$104,645
Loans	822,941	832,205	792,139	717,376	612,388
Allowance for loan losses	(8,419)	(8,120)	(7,456)	(6,489)	(5,650)
All other assets	194,017	134,502	110,456	101,804	124,062
Total assets	1,067,992	1,009,486	977,971	$914,781	$835,445
Non-interest bearing deposits	$42,760	$45,969	$45,173	$38,565	$33,330
Interest-bearing deposits	766,105	705,841	682,606	634,214	581,838
FHLB advances	118,000	118,000	118,000	118,000	118,245
Other short-term borrowings	5,000	6,033	220	5,389	—
Subordinated debt	24,322	24,282	24,992	14,722	—
Other liabilities	8,086	7,749	7,324	5,778	5,503
Shareholders’ equity	103,719	101,612	99,656	98,113	96,529
Total liabilities and shareholders’ equity	$1,067,992	$1,009,486	$977,971	$914,781	$835,445

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also recently announced new representative offices in Palm Beach, Florida and Montchanin, Delaware. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Bel Rock Capital’s services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at http://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	December 31, 2017	September 30, 2017
(unaudited)

ASSETS
Cash and due from depository institutions	$1,636	$1,615
Interest bearing deposits in depository institutions	127,006	115,521
Total cash and cash equivalents	128,642	117,136
Investment securities available for sale, at fair value	44,503	14,587
Investment securities held to maturity (fair value of $33,291 and $34,566)	33,893	34,915
Restricted stock, at cost	5,930	5,559
Loans receivable, net of allowance for loan losses	806,764	834,331
Accrued interest receivable	3,344	3,139
Property and equipment, net	7,374	7,507
Deferred income taxes, net	4,469	6,671
Bank-owned life insurance	19,045	18,923
Other assets	3,872	3,244
Total assets	$1,057,836	$1,046,012
LIABILITIES
Deposits:
Non-interest bearing	$45,756	$42,121
Interest-bearing	751,343	748,275
Total deposits	797,099	790,396
FHLB advances	118,000	118,000
Other short-term borrowings	5,000	5,000
Subordinated debt	24,342	24,303
Advances from borrowers for taxes and insurance	2,895	1,553
Accrued interest payable	1,099	694
Other liabilities	6,205	3,546
Total liabilities	954,640	943,492
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, issued and outstanding: 6,572,684 shares at December 31, 2017 and 6,572,684 shares at September 30, 2017	66	66
Additional paid in capital	60,811	60,736
Retained earnings	43,542	43,139
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,447)	(1,483)
Accumulated other comprehensive income	224	62
Total shareholders’ equity	103,196	102,520
Total liabilities and shareholders’ equity	$1,057,836	$1,046,012

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,
(in thousands, except for share and per share data)	2017	2016
(unaudited)
Interest and Dividend Income
Loans, including fees	$8,701	$6,313
Investment securities, taxable	230	472
Investment securities, tax-exempt	65	163
Dividends, restricted stock	69	64
Interest-bearing cash accounts	446	93
Total Interest and Dividend Income	9,511	7,105
Interest Expense
Deposits	2,155	1,324
Short-term borrowings	19	—
Long-term borrowings	563	542
Subordinated debt	392	—
Total Interest Expense	3,129	1,866
Net interest income	6,382	5,239
Provision for Loan Losses	—	660
Net Interest Income after Provision for Loan Losses	6,382	4,579
Other Income
Service charges and other fees	271	223
Rental income-other	66	55
Net gains on sale of real estate	1,186	—
Net gains on sale of loans, net	67	45
Earnings on bank-owned life insurance	121	130
Total Other Income	1,711	453
Other Expense
Salaries and employee benefits	1,990	1,712
Occupancy expense	562	494
Federal deposit insurance premium	76	4
Advertising	54	51
Data processing	278	302
Professional fees	788	401
Other operating expenses	723	606
Total Other Expense	4,471	3,570
Income before income tax expense	3,622	1,462
Income tax expense	3,219	489
Net Income	$403	$973

Earnings per common share
Basic	$0.06	$0.15
Diluted	$0.06	$0.15
Weighted Average Common Shares Outstanding
Basic	6,445,264	6,418,583
Diluted	6,450,513	6,419,012

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable) (unaudited)	12/31/2017	9/30/2017	12/31/2016
Statements of Operations Data
Interest income	$9,511	$9,529	$7,105
Interest expense	3,129	2,822	1,866
Net interest income	6,382	6,707	5,239
Provision for loan losses	—	489	660
Net interest income after provision for loan losses	6,382	6,218	4,579
Other income	1,711	532	453
Other expense	4,471	3,813	3,570
Income before income tax expense	3,622	2,937	1,462
Income tax expense	3,219	982	489
Net income	$403	$1,955	$973
Earnings (per Common Share)
Basic	$0.06	$0.30	$0.15
Diluted	$0.06	$0.30	$0.15
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$44,503	$14,587	$65,108
Investment securities held to maturity (fair value of $33,291, $34,566 and $37,426)	33,893	34,915	38,160
Loans, net of allowance for loan losses	806,764	834,331	668,427
Total assets	1,057,836	1,046,012	879,002
Deposits	797,099	790,396	658,623
FHLB advances	118,000	118,000	118,000
Short-term borrowings	5,000	5,000	—
Subordinated debt	24,342	24,303	—
Shareholders’ equity	103,196	102,520	97,104
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,445,264	6,441,731	6,418,583
Diluted	6,450,513	6,445,151	6,419,012
Operating Ratios
Return on average assets	0.15%	0.77%	0.47%
Return on average equity	1.55%	7.70%	4.03%
Average equity / average assets	9.71%	10.07%	11.55%
Book value per common share (period-end)	$15.70	$15.60	$14.80
Non-Financial Information (Period-End)
Common shareholders of record	422	427	437
Full-time equivalent staff	85	81	81